Exhibit 99.1

ENSERVCO Reports 2019 Second Quarter and Six-Month Financial Results

Six-Month Results – 2019 vs. 2018

●	Revenue increased 19% to $33.4 million from $28.2 million

●	Well enhancement service revenue up 18% to $31.2 million from $26.3 million

●	Water transfer service revenue up 19% to $2.3 million from $1.9 million

●	Net income up improved to $1.1 million from a net loss of $1.2 million

●	Adjusted EBITDA increased to $5.3 million from $4.6 million

Second Quarter Results – 2019 vs. 2018

●	Revenue declined 9% to $7.2 million from $7.9 million

●	Well enhancement service revenue down 10% to $6.3 million from $7.0 million

●	Water transfer service revenue down 7% to %867,000 from $929,000

●	Net loss reduced to $3.2 million from $3.3 million

●	Adjusted EBITDA loss increased to $1.9 million from $247,000

DENVER, Aug. 14, 2019 (GLOBE NEWSWIRE) -- Enservco Corporation (NYSE American: ENSV), a diversified national provider of specialized well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its second quarter and six-month period ended June 30, 2019.

“On a year-to-date basis, our key financial performance metrics were all ahead of prior year levels and, assuming oil prices remain in the $50-plus range and producer capex maintains current levels, we are budgeting for a continued improved performance in the second half of the year and into 2020,” said Ian Dickinson, President and CEO of Enservco.  “Unfortunately, our second quarter revenue and profit results were negatively impacted by a warm April that brought our heating season to an early conclusion, resulting in a 31% year-over-year decline in frac water heating revenue. This heating service is our largest profit generator, so this kind of revenue swing has a significant impact on our bottom line.  The business is vulnerable to weather-related fluctuations at the beginning and end of each heating season, so while it is unfortunate that heating activity fell off more quickly than it did last April, it is not necessarily surprising given the variability of springtime weather.

“What we did not expect in the second quarter was the continued poor performance of our water transfer business,” Dickinson added.  “Revenue in the segment was down year over year and for the second straight quarter costs were significantly higher than budgeted.  These results are unacceptable and we have taken corrective measures by replacing the water management leadership team and right-sizing the labor force.  Water transfer is a relatively small component of revenue mix and a departure from our core well enhancement service set.  It has been operating at plus or minus break-even since we launched the business two years ago, and that kind of uneven performance does not align with our goal of consistent profitability for all business lines.  We are currently evaluating additional actions that can lead to an improved performance by this business.

“I want to emphasize that our core business model remains solid and we are optimistic about the future.  We have made excellent progress with process improvement initiatives over the past two years and continue to strengthen our operational structure to position Enservco for long-term growth, both organic and acquisitive,” Dickinson concluded.

Six Month Results
Total revenue for the six months ended June 30, 2019, increased 19% to $33.4 million from $28.2 million last year.

Well enhancement services revenue grew 18% to $31.2 million from $26.3 million last year. The well enhancement segment included frac water heating, up 31% to $23.1 million from $17.6 million; hot oiling, up 5% to $6.8 million from $6.5 million; and acidizing, down 35% to $1.1 million from $1.8 million. The well enhancement segment generated income of $9.8 million for the six-month period, up 34% from $7.3 million in the same period last year.

Water transfer revenue increased 19% year over year to $2.3 million from $1.9 million in the same period last year.  The water transfer segment generated a loss of $1.2 million through six months versus essentially break-even results in the same period last year.  The loss was primarily related to first quarter cost overruns due to multiple line freeze events in the first quarter.

Total operating expenses increased 16% in the first half to $31.9 million from $27.5 million in the same period last year due primarily to higher direct variable costs associated with increased activity and to the aforementioned water transfer cost overruns in the first quarter. Sales, general and administrative expenses increased 19% to $3.1 million from $2.6 million last year due to an increase in overhead related in part to the acquisition of Adler Hot Oil Service and an increase in professional fees related to investment in IT infrastructure and processes.  Depreciation and amortization expense was up 13% year over year to $3.4 million from $3.0 million due to the increased fleet size.

Income from operations in the first half grew 118% year over year to $1.5 million from $698,000.  Net income increased to $1.1 million, a $2.3 million positive swing over a net loss of $1.2 million in the year-ago first half. Net income per diluted share was $0.02 versus a net loss per diluted share of $0.02 in the same period last year. The 2019 first half net income included a gain of approximately $1.2 million related to an April settlement agreement with the sellers of Adler.

Adjusted EBITDA in the first half of 2019 increased 16% to $5.3 million from $4.6 million in the same period last year.

Enservco generated $5.9 million in cash from operations in the first half, down from $6.5 million in the same period last year. The decline is due to an unexpected delayed payment of a large receivable that was received in early July.

Second Quarter Results
Total revenue in the second quarter ended June 30, 2019, declined 9% to $7.2 million from $7.9 million in the same period last year.

Well enhancement services revenue declined 10% year over year to $6.3 million from $7.0 million. The well enhancement segment included frac water heating, down 25% to $2.4 million from $3.2 million; hot oiling, up 13% to $3.2 million from $2.8 million; and acidizing, down 10% to $679,000 from $758,000. The well enhancement segment generated income of $189,000 in the second quarter, down from income of $1.1 million in the same quarter last year primarily due to lower frac water heating revenue in April of this year.

Water transfer segment revenue declined 7% in the second quarter to $867,000 from $929,000 in the same quarter last year.  The segment generated a loss of $420,000 compared to a loss of $50,000 in the same quarter last year.

Total operating expenses in the second quarter increased 5% year over year to $10.9 million from $10.4 million primarily due to increased overhead following the late 2018 acquisition of Adler. Sales, general and administrative expense increased 18% in the second quarter to $1.5 million from $1.2 million due to an increase in overhead partially due to the Adler acquisition and an increase in professional fees related to investment in IT infrastructure and processes.  In addition, the $1.5 million included $120,000 of year-end audit fees that have historically been recorded in the first quarter of the year. Depreciation and amortization expense increased 14% to $1.7 million from $1.5 million due to the increase in fleet size.

The operating loss in the second quarter increased 51% to $3.7 million from an operating loss of $2.5 million in the second quarter of 2018.  Net loss in the second quarter improved slightly to $3.2 million, or $0.06 per diluted share, from a net loss of $3.3 million, or $0.06 per diluted share, in the same quarter last year.  The 2019 second quarter net loss included the aforementioned $1.2 million Adler settlement gain.

Adjusted EBITDA loss increased to $1.9 million in the second quarter from a loss of $247,000 in the same quarter last year.

Conference Call Information
Management will hold a conference call today to discuss these results.  The call will begin at 2:30 p.m. Mountain Time (4:30 p.m. Eastern) and will be accessible by dialing 844-369-8770 (862-298-0840 for international callers).  No passcode is necessary.  A telephonic replay will be available through August 28, 2019, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #52021. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days.  The webcast also is available at the following link:
https://www.investornetwork.com/event/presentation/52021

About Enservco
Through its various operating subsidiaries, Enservco provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer and related services.  The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures
This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing Enservco’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release.  We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions Enservco reasonably expects to occur in the future. Expectations for the future performance of Enservco are dependent upon a number of factors, and there can be no assurance that Enservco will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond Enservco's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in Enservco’s annual report on Form 10-K for the year ended December 31, 2018, and subsequently filed documents with the SEC.  Forward looking statements in this news release that are subject to risk include the ability to continue generating positive financial results; prospects for oil prices to remain in the $50-plus range and oil and gas producer capex to maintain current levels; ability to achieve organic and acquisitive growth; and ability to strengthen the operational structure and achieve process improvements. It is important that each person reviewing this release understand the significant risks attendant to the operations of Enservco.  Enservco disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
Phone: 303-880-9000
Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands except per share amounts)

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2019	2018	2019	2018

Revenues
Well enhancement services	$6,339	$7,005	$31,151	$26,290
Water transfer services	867	929	2,295	1,924
Total revenues	7,206	7,934	33,446	28,214

Expenses
Well enhancement services	6,150	5,900	21,362	18,991
Water transfer services	1,287	979	3,472	1,936
Functional support and other	287	181	442	326
Sales, general, and administrative expenses	1,460	1,236	3,078	2,589
Patent litigation and defense costs	1	55	10	75
Severance and transition costs	-	593	-	633
Loss (gain) on disposal of assets	12	(53)	12	(53)
Impairment loss	-	-	127	-
Depreciation and amortization	1,736	1,520	3,419	3,019
Total operating expenses	10,933	10,411	31,922	27,516

(Loss) Income from Operations	(3,727)	(2,477)	1,524	698

Other (Expense) Income
Interest expense	(658)	(511)	(1,542)	(1,011)
Other income (expense)	1,208	(85)	1,144	(506)
Total other income (expense)	550	(596)	(398)	(1,517)

(Loss) income from continuing operations before tax benefit	(3,177)	(3,073)	1,126	(819)
Income tax (expense) benefit	(32)	(32)	(32)	(32)
Income from continuing operations	$(3,209)	$(3,105)	$1,094	$(851)
Discontinued operations (Note 6)
Loss from operations of discontinued operations	-	(177)	-	(390)
Income tax benefit	-	-	-	-
Loss from discontinued operations	-	(177)	-	(390)
Net (loss) income	$(3,209)	$(3,282)	$1,094	$(1,241)

(Loss) earnings from continuing operations per common share - basic	$(0.06)	$(0.06)	$0.02	$(0.02)
Loss from discontinued operations per common share - basic	-	-	-	-
Net (loss) income per share - basic	$(0.06)	$(0.06)	$0.02	$(0.02)

(Loss) Earnings from continuing operations per common share - diluted	$(0.06)	$(0.06)	$0.02	$(0.02)
Loss from discontinued operations per common share - diluted	-	-	-	-
Net (loss) income per share - diluted	$(0.06)	$(0.06)	$0.02	$(0.02)

Basic weighted average number of common shares outstanding	54,978	51,677	54,589	51,413
Add: Dilutive shares	-	-	1,215	-
Diluted weighted average number of common shares outstanding	54,978	51,677	55,804	51,413

ENSERVCO CORPORATION AND SUBSIDIARIES Calculation of Adjusted EBITDA *

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Adjusted EBITDA*
Net (Loss) Income	$(3,209)	$(3,282)	$1,094	$(1,241)
Add Back (Deduct)
Interest expense	658	511	1,542	1,011
Provision for income tax expense	32	32	32	32
Depreciation and amortization (including discontinued operations)	1,736	1,597	3,419	3,186
EBITDA*	(783)	(1,142)	6,087	2,988
Add back
Stock-based compensation	77	115	169	188
Severance and transition cost	-	593	-	633
Patent litigation and defense costs	1	55	10	75
Impairment loss	-	-	127	-
Software Implementation costs	25	-	25	-
Other (income) expense	(1,208)	85	(1,144)	505
Loss (gain) on disposal of assets	12	(53)	12	(53)
EBITDA related to discontinued operations	-	100	-	224
Adjusted EBITDA*	$(1,876)	$(247)	$5,286	$4,560

Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net (loss) income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, impairment losses, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gain or losses on sale of equipment, severance and transition costs, software implementation costs, patent litigation and defense costs, other expense (income), EBITDA related to discontinued operations, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our fixed charge coverage ratio covenant associated with our Loan and Security Agreement with East West Bank require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures..

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
ASSETS	2019	2018
	(Unaudited)
Current Assets
Cash and cash equivalents	$506	$257
Accounts receivable, net	8,628	10,729
Prepaid expenses and other current assets	1,001	1,081
Inventories	372	514
Income tax receivable, current	85	85
Current assets of discontinued operations	37	864
Total current assets	10,629	13,530

Property and equipment, net	30,306	33,057
Goodwill	546	546
Intangible assets, net	931	1,033
Income taxes receivable, non-current	28	28
Right-of-use asset - financing, net	777	-
Right-of-use asset - operating, net	4,899	-
Other assets	556	650
Non-current assets of discontinued operations	-	177

TOTAL ASSETS	$48,672	$49,021

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$2,961	$3,391
Note payable	-	3,868
Lease liability - financing, current	197	-
Lease liability - operating, current	846	-
Current portion of long-term debt	144	149
Current liabilities of discontinued operations	-	44
Total current liabilities	4,148	7,452

Long-Term Liabilities
Senior revolving credit facility	31,862	33,882
Subordinated debt	1,857	1,832
Long-term debt, less current portion	246	312
Lease liability - financing, less current portion	441	-
Lease liability - operating, less current portion	4,056	-
Other liability	89	941
Total long-term liabilities	38,551	36,967
Total liabilities	42,699	44,419

Commitments and Contingencies (Note 10)

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock. $.005 par value, 100,000,000 shares authorized, 55,432,829 and 54,389,829 shares issued, respectively; 103,600 shares of treasury stock; and 55,329,229 and 54,286,229 shares outstanding, respectively	277	271
Additional paid-in capital	21,960	21,797
Accumulated deficit	(16,264)	(17,466)
Total stockholders' equity	5,973	4,602

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$48,672	$49,021

ENSERVCO CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the Six Months Ended
	June 30,
	2019	2018
OPERATING ACTIVITIES
Net income (loss)	$1,094	$(1,241)
Net loss from discontinued operations	-	(390)
Net income (loss) from continuing operations	1,094	(851)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	3,419	3,186
Loss (gain) on disposal of equipment	12	(53)
Impairment loss	127	-
Gain on settlement (Note 4)	(1,252)	-
Change in fair value of warrant liability	-	540
Stock-based compensation	168	188
Amortization of debt issuance costs and discount	226	126
Provision for bad debt expense	3	33
Changes in operating assets and liabilities
Accounts receivable	2,098	6,839
Inventories	142	82
Prepaid expense and other current assets	(21)	195
Amortization of operating lease assets	329	-
Other assets	138	(60)
Accounts payable and accrued liabilities	(429)	(3,101)
Operating lease liabilities	(322)	-
Other liabilities	99	-
Net cash provided by operating activities - continuing operations	5,831	7,124
Net cash provided by (used in) operating activities - discontinued operations	23	(599)
Net cash provided by - operating activities	5,854	6,525

INVESTING ACTIVITIES
Purchases of property and equipment	(567)	(1,426)
Proceeds from disposals of property and equipment	219	145
Proceeds from insurance claims	27	122
Net cash used in investing activities - continuing operations	(321)	(1,159)
Net cash provided by (used in) investing activities - discontinued operations	760	(44)
Net cash provided by (used in) investing activities	439	(1,203)

FINANCING ACTIVITIES
Net line of credit payments	(2,071)	(5,386)
Repayment of long-term debt	(70)	(66)
Payments of finance leases	(202)	-
Repayment of note	(3,700)	-
Other financing activities	(1)	(26)
Net cash used in financing activities	(6,044)	(5,478)

Net Increase (Decrease) in Cash and Cash Equivalents	249	(156)

Cash and Cash Equivalents, beginning of period	257	391

Cash and Cash Equivalents, end of period	$506	$235

Supplemental Cash Flow Information:
Cash paid for interest	$1,254	$863
Cash paid for taxes	$32	$32
Supplemental Disclosure of Non-cash Investing and Financing Activities:
Non-cash proceeds from revolving credit facilities	$-	$49
Cashless exercise of stock options	$-	$994
Non-cash proceeds of warrant exercise	$-	$500
Non-cash subordinated debt principal repayment	$-	$(500)
Non-cash conversion of warrant liability to equity	$-	$1,371